Exhibit (a)(3)



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[FORM OF LETTER TO UNIT HOLDERS]

October 30, 2001



TO:          UNIT HOLDERS OF [NAME OF PARTNERSHIP]

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

         As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer" SUTTER CAPITAL MANAGEMENT, LLC and several ofits affiliates (collectively the "Purchasers") are offering to purchase up to[MAXIMUM OFFER] Units of limited partnership interest (the "Units") in [NAME OF PARTNERSHIP], a Florida limited partnership (the "Partnership") at a purchase price equal to:

                         [OFFER PRICE PER UNIT] per Unit
                         ----------------------

 Some information you may wish to keep in mind when deciding whether to tender your Units:

     - There is a very limited market for your Units, which often do not trade for several months at a time;
     - The Partnership is not required to liquidate for many years, and you may have a more immediate use for your cash now; and
     - Limited Partners tendering their Units in this offer will pay no transaction costs or sales commissions.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (printed on yellow paper) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                           MacKenzie Patterson, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Telecopy: (925) 631-9119

         If you have any questions or need assistance, please call the Purchasers at 800-854-7835.

               This Offer expires (unless extended) December 21, 2001.

[INSERTS FOR COMPLETION OF EACH LETTER]

Name of                                     Offer Price                  Maximum
Partnership                                 Per Unit                     Offer
-----------                                 --------                     -------

CNL Income Fund, Ltd.                       $175.00                        1,500
CNL Income Fund II, Ltd.                    $220.00                        2,500
CNL Income Fund III, Ltd.                   $215.00                        2,500
CNL Income Fund IV, Ltd.                    $230.00                        3,000
CNL Income Fund V, Ltd.                     $225.00                        2,500
CNL Income Fund VI, Ltd.                    $305.00                        3,500
CNL Income Fund VII, Ltd.                   $  0.60                    1,500,000
CNL Income Fund VIII, Ltd.                  $  0.65                    1,750,000
CNL Income Fund IX, Ltd.                    $  6.00                      175,000
CNL Income Fund X, Ltd.                     $  6.02                      200,000
CNL Income Fund XI, Ltd.                    $  6.61                      200,000
CNL Income Fund XII, Ltd.                   $  6.37                      225,000
CNL Income Fund XIII, Ltd.                  $  6.00                      200,000
CNL Income Fund XIV, Ltd.                   $  6.17                      225,000
CNL Income Fund XV, Ltd.                    $  6.00                      200,000
CNL Income Fund XVI, Ltd.                   $  6.00                      225,000
CNL Income Fund XVII, Ltd.                  $  6.00                      150,000
CNL Income Fund XVIII, Ltd.                 $  6.00                      175,000